NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[REDACTED FOR PROPRIETARY REASONS]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

EXECUTION VERSION

GOLD PURCHASE AGREEMENT

Between

KLONDEX MINES LTD.

- and -

FRANCO-NEVADA GLW HOLDINGS CORP.

____________________________________

February 11, 2014
____________________________________

TABLE OF CONTENTS

1.	Definitions	1

2.	Interpretation.	15

3.	Purchase and Sale of Purchased Gold Ounces	16

4.	Conditions for Payment of Purchase Price	18

5.	Taxes	19

6.	Reporting Obligations	20

7.	Books and Records; Audits; Inspections	22

8.	Maintenance of Existence and Property	22

9.	Management of Mining Operations	23

10.	Royalty and Stream Interests	24

11.	Financing Matters	26

12.	Insurance Matters	27

13.	Security Matters	27

14.	Events of Default	28

15.	Effect of Event of Default	32

16.	Representations and Warranties of the Buyer	32

17.	Representations and Warranties of the Seller	32

18.	Indemnities	33

19.	Term	33

20.	Restricted Transfer Rights of the Seller Entities	34

21.	Transfer Rights of the Buyer	34

22.	Governing Law	35

23.	Notices	35

24.	General Provisions	36

-i-

TABLE OF CONTENTS
(continued)

SCHEDULES:

SCHEDULE A – DESCRIPTION OF MIDAS PROPERTY

SCHEDULE B – DESCRIPTION OF FIRE CREEK PROPERTY

SCHEDULE C – DESCRIPTION OF OTHER PROPERTIES

SCHEDULE D – MONTHLY DELIVERY REQUIREMENTS

SCHEDULE E – CONDITIONS FOR PAYMENT OF PURCHASE PRICE

SCHEDULE F – REPRESENTATIONS AND WARRANTIES OF THE BUYER

SCHEDULE G – REPRESENTATIONS AND WARRANTIES OF THE SELLER

-ii-

GOLD PURCHASE AGREEMENT

GOLD PURCHASE AGREEMENT dated February 11, 2014.

BETWEEN:

KLONDEX MINES LTD., a corporation existing under the laws of British Columbia (the “Seller”)

- and -

FRANCO-NEVADA GLW HOLDINGS CORP., a corporation incorporated under the laws of Canada (the “Buyer”)

WHEREAS:

(A)

In order to finance the Acquisition of the Midas Mine by the Seller, the Seller has agreed to sell the Purchased Gold Ounces to the Buyer, on and subject to the terms and conditions set out in this Agreement.

(B)	Upon completion of the Acquisition, the Midas Owner, which owns and has the right to operate and mine 100% of the Midas Mine, will be an indirect, wholly-owned Subsidiary of the Seller.

(C)	The Fire Creek Owner, which owns and has the right to develop, operate and mine 100% of the Fire Creek Project, is an indirect, wholly-owned Subsidiary of the Seller.

(D)

The Seller has agreed to cause the Seller Entities to enter into the Security Agreements, for the purpose of guaranteeing and securing the Delivery Obligations of the Seller due to the Buyer under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

For the purposes of this Agreement (including the recitals), unless the context otherwise requires, each of the following terms shall have the meaning given to it, as set out below, and grammatical variations of such term shall have a corresponding meaning:

“Accounts” means: (i) all “accounts” as such term is used in the applicable Personal Property Securities Legislation, and (ii) all existing and hereafter arising rights to payment of a monetary obligation, whether or not earned by performance.

“Acquisition” means the indirect acquisition of the Midas Mine by the Seller from Newmont USA Limited through the purchase by Klondex Holdings of all of the issued and outstanding shares of capital stock of Midas Holdings pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the stock purchase agreement dated December 4, 2013 between Newmont USA Limited, Klondex Holdings and the Seller, as amended on February 10, 2014.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition and the definitions of “Change of Control” and “Subsidiary”, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Gold Purchase Agreement and all attached schedules, as such may be amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Annual Compliance Certificate” means a certificate signed by an authorized senior officer of the Seller certifying that as of the date of such certificate:

(a)

all of the representations and warranties made by the Seller Entities pursuant to the Transaction Documents are true and accurate in all material respects (other than those representations and warranties which are subject to a materiality qualifier, which representations and warranties shall be true and accurate in all respects) as if made on and as of the date of such certificate;

(b)	no Event of Default or Material Adverse Effect has occurred and is continuing as of the date of such certificate; and

(c)	no event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing as of the date of such certificate;

in each case, except as specified in such certificate, together with all material information relating to such exception, including, if applicable, any action which the Seller Entities have taken or propose to take with respect thereto.

“Annual Forecast Report” means a written report in relation to a fiscal year, with respect to each of the Midas Mine and the Fire Creek Project, to be prepared by or on behalf of the Seller, including with reasonable detail a forecast, based on the current development or mine plan, as applicable, of the quantity of gold, silver and other Minerals expected to be produced during such fiscal year on a month-by-month basis and over the remaining life of the mine on a year-by-year basis, including:

(a)	the amount and a description of planned operating and capital expenditures;

(b)	types, tonnes and grade of Minerals to be mined;

(c)	types, tonnes and grade of Minerals to be stockpiled; and

(d)

with respect to the processing facilities, the types, tonnes and grade of Minerals to be processed; expected recoveries for gold, silver and other Minerals; and expected doré weight and gold and silver grade.

“Annual Operational Report” means a written report in relation to a fiscal year with respect to each of the Midas Mine and the Fire Creek Project, to be prepared by or on behalf of the Seller, which shall include all of the information pertaining to the construction, commissioning or operations contained in annual reports prepared and provided to the board of directors of any of the Seller Entities and, to the extent not contained in such reports, will also contain, for such year:

(a)	types, tonnes and grade of Minerals mined;

(b)	types, tonnes and grade of Minerals stockpiled;

(c)	with respect to the processing facilities, the types, tonnes and grade of Minerals to be processed; recoveries for gold, silver and other Minerals; and doré weight and gold and silver grade;

(d)	the number of ounces of gold and silver and the quantity of other Minerals contained in the material processed during such year, but not delivered to a purchaser by the end of such year;

(e)	the number of ounces of gold and silver and the quantity of other Minerals delivered to a purchaser;

(f)	the amount and a description of operating and capital expenditures;

(g)

a statement setting out the mineral reserves and mineral resources (by category) prepared in accordance with National Instrument 43-101 (with the assumptions used, including cut-off grade, metal prices and metal recoveries);

(h)

a review of the development or operating activities for the year and a report on any material issues or departures from that contemplated by the development or mine plan, as applicable as of the first day of the fiscal year;

(i)

variances from projected operating and capital expenditures and any actual or expected adverse impact on development or production or recovery of gold, silver and other Minerals, whether as to quantity or timing, together with the details of the plans to resolve or mitigate such matters;

(j)

if applicable, the percentage completion compared to the initial development plan of the major elements of construction and the anticipated date of commencement of commercial production, if it has not yet then occurred; and

(k)	details of any material health or safety violations and/or material violations of any Applicable Laws (including Environmental Laws).

The Annual Operational Report shall also contain a report on any Encumbrances, other than customary liens, placed on the assets or properties of the Seller Entities with respect to liabilities or obligations greater than $1,000,000 (in the aggregate).

“Applicable Law” means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person’s property or assets.

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

“Bankruptcy Code” means any of the Bankruptcy Reform Act, Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) or any similar legislation, each as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Ontario, and Elko, Nevada.

“Buyer” has the meaning set out on the first page of this Agreement.

“Capital Lease” means, as to any Person, (i) any lease of property by such Person as lessee to the extent the obligations of such Person thereunder are required to be classified and accounted for as capital lease obligations or finance lease obligations on a balance sheet of such Person in accordance with GAAP, or (ii) any synthetic lease, tax retention operating lease or any other lease having substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement.

“Change of Control” means, with respect to any Person, the consummation of any transaction, including any consolidation, amalgamation, arrangement or merger or any issue, transfer or acquisition of securities, the result of which is that any other Person or group of Persons acting jointly or in concert for purposes of such transaction directly or indirectly (A) becomes the beneficial owner of more than 50% of the voting securities of such Person, measured by voting power rather than number of securities, or (B) controls such Person.

“Collateral” means all of the property and rights of the Seller Entities in and to assets, rights and property, including: (a) all Accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property; (b) all of the Properties and Other Properties; (c) all products, proceeds, rents and profits of the foregoing; (d) all books and records of the Seller Entities related to any of the foregoing; and (e) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which any of the Seller Entities now has or hereafter acquires any rights.

“Contaminant” means any solid, liquid, gas, odor, heat, sound, vibration, radiation, or combination of any of them, that does or is reasonably expected to:

(a)	impair the quality of the Environment for any use that can be made of it;

(b)	injure or damage property or plant or animal life;

(c)	adversely affect the health of any individual;

(d)	impair the safety of any individual;

(e)	render any plant or animal life unfit for use by man; or

(f)	create a liability under any Environmental Law;

and includes any “contaminant” within the meaning ascribed to such term in any Environmental Law.

“Deductions” means any and all refining, treatment and other charges, penalties, insurance, deductions, transportation, settlement, financing, price participation charges and/or other charges, penalties, deductions, set-offs, Taxes and expenses pertaining to and/or in respect of the Purchased Gold Ounces delivered under this Agreement (or payments in lieu thereof).

[redacted for proprietary reasons]

“Delivery Date” means the last Business Day of each calendar month during the Delivery Period.

“Delivery Obligations” means the obligation of the Seller to deliver the Purchased Gold Ounces to the Buyer under this Agreement and each and all of the Seller Entities’ related covenants and obligations under this Agreement (for greater certainty, including Monthly Delivery Requirements) and any Security Agreement to which it is a party, as applicable.

“Delivery Period” means the period commencing on June 1, 2014 and ending on the Final Delivery Date.

“Designated Jurisdiction” means Canada, the United Kingdom or such other location as may be agreed between the Buyer and the Seller.

“Disclosure Schedule” means the disclosure schedule delivered on the date hereof by the Seller to the Buyer setting forth exceptions to, and disclosures with respect to, the representations and warranties set forth in Section 17 and Schedule G.

“Effective Date” means the date on which the Buyer pays the Purchase Price to the Seller, or such Person as directed by the Seller, which, subject to the satisfaction of the conditions set out in Section 4, shall be the date on which the Acquisition is completed, or such other date as may be agreed to in writing by the Seller and the Buyer.

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, security interest, priority or other security agreement, preferential arrangement or encumbrance of any kind or nature whatsoever, including any conditional sale or other title retention agreement or the interest of a lessor under a Capital Lease or prior claims or royalties of any nature whatsoever, whether registered or recorded or unregistered or unrecorded.

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land (surface and underground), all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor and underground spaces.

“Environmental Laws” means any Applicable Law relating to the Environment, occupational health or safety, industrial hygiene, product liability or any past, present or future activity, event or circumstance in respect of any Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof or the terms of any Authorization issued in connection therewith) or the environmental conditions on, under or about any real property (including soil, groundwater and indoor, underground and ambient air conditions).

“Event of Default” has the meaning set forth in Section 14.

“Facility Agreement” means the senior secured facility agreement dated February 11, 2014 among the Seller, the guarantors party thereto, Royal Capital Management Inc., as security Agents', and the lenders party thereto, as amended, restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Final Delivery Date” means the date on which all of the Purchased Gold Ounces have been delivered to the Buyer in accordance with this Agreement.

“Fire Creek Owner” means Klondex Gold & Silver Mining Company, a corporation existing under the laws of Nevada.

“Fire Creek Project” means the Fire Creek gold project located in the State of Nevada, U.S.A., including the Fire Creek Property, the mining production, processing, recovery, sale, transportation, storage and delivery operations and related assets and other assets located on or at or used in connection with the Fire Creek Property or to mine Minerals from the Fire Creek Property, including all Minerals, Authorizations, Other Rights, tailings, fixtures, mines, facilities, equipment and inventory, existing or to be developed, constructed, and operated at or in respect of the Fire Creek Property, including infrastructure assets, tailings management facilities and other plants.

“Fire Creek Property” means all right, title and interest of any of the Seller Entities to:

(a)

patented claims, fee title and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, in each case used in connection with the Fire Creek Project, including any of the foregoing described in Schedule B;

(b)

all water, water rights and the permits and other evidence of authority or approval to appropriate and/or use ground or surface water in connection with the properties and rights referred to above, including the water rights described in Schedule B;

(c)

all Minerals, Authorizations and Other Rights, all other property, tailings, buildings, structures, facilities and fixtures used, affixed or situated thereon, Utility Commitments and other rights or assets in each case relating to the interests referred to in (a) and (b) above; and

(d)	any of the foregoing subsequently acquired.

“GAAP” means generally accepted accounting principles for publicly accountable enterprises at the relevant time determined with reference to The Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time, which for certainty, for financial periods beginning on or after January 1, 2011, are International Financial Reporting Standards; provided that, with respect to the Midas Entities for periods prior to completion of the Acquisition, “GAAP” means United States generally accepted accounting principles.

“Governmental Body” means the government of Canada, the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator or arbitrators, tribunal, central bank or other entity exercising executive, legislative, judicial or arbitral, taxing, regulatory or administrative powers or functions (including any applicable stock exchange).

“Hazardous Materials” means any pollutant or Contaminant, including any hazardous, dangerous, registrable or toxic chemical, material or other substance within the meaning of any Environmental Law.

“Indebtedness” of any Person means, without duplication:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, bills or other similar instruments;

(b)	all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for such Person’s account;

(c)	all obligations under any Capital Lease of such Person;

(d)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(e)

all obligations secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations or such obligations are limited in recourse;

(f)

all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(g)	all guarantees, indemnities and other obligations (contingent or otherwise) of such Person in respect of Indebtedness of another Person; and

(h)

all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity, ownership or profit interests in such Person within ten years from the date of issuance thereof.

“Intercreditor Agreement” means the priority agreement entered into between, among others, the Seller, the Buyer and Royal Capital Management Corp. on the date of this Agreement.

“Klondex BC Holdco” means 0985472 BC Ltd., a corporation existing under the laws of British Columbia.

“Klondex Entities” means the Seller Entities other than, prior to the completion of the Acquisition, the Midas Entities.

“Klondex Holdings” means Klondex Holdings (USA) Inc., a corporation existing under the laws of Nevada.

“Loan” means the loan in the aggregate principal amount of $25,000,000 provided to the Seller pursuant to the Facility Agreement by the lenders thereunder.

“Losses” means any and all damages, claims, losses, lost profits, liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees).

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development that has, or could reasonably be expected to have, a material and adverse effect on:

(a)

the operations, results of operations, business, affairs, properties, assets, liabilities and obligations (contingent or otherwise), capitalization or condition (financial or otherwise) of the Seller Entities taken as a whole;

(b)

the Midas Mine (including the ability of the Seller Entities to operate the Midas Mine as currently operated and substantially in accordance with the mine plan for the Midas Mine in effect at the time of the occurrence of the Material Adverse Effect);

(c)

the Fire Creek Project (including the ability of the Seller Entities to construct, develop or operate the Fire Creek Project substantially in accordance with the applicable development or mine plan for the Fire Creek Project in effect at the time of the occurrence of the Material Adverse Effect);

(d)	the ability of any Seller Entity to perform its obligations under any Transaction Document to which it is a party;

(e)	the legality, validity, binding effect or enforceability of any Transaction Document or the rights and remedies of the Buyer or any of its Affiliates under any of the Transaction Documents; or

(f)	the validity, perfection or priority of security under any Security Agreement.

“Midas Entities” means Midas Holdings and the Midas Owner.

“Midas Holdings” means Newmont Midas Holdings Limited, a corporation existing under the laws of Nevada.

“Midas Mine” means the Midas mine and related ore milling facility located in the State of Nevada, U.S.A., including the Midas Property, the mining production, processing, recovery, sale, transportation, storage and delivery operations and related assets and other assets located on or at or used in connection with the Midas Property or to mine Minerals from the Midas Property, including all Minerals, Authorizations, Other Rights, tailings, fixtures, mines, facilities, equipment and inventory, existing or to be developed, constructed, and operated at or in respect of the Midas Property, including infrastructure assets, tailings management facilities and other plants.

“Midas Owner” means Newmont Midas Operations Inc., a corporation existing under the laws of Nevada.

“Midas Property” means all right, title and interest of any of the Seller Entities to:

(a)

patented claims, fee title and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, in each case used in connection with the Midas Mine, including any of the foregoing described in Schedule A;

(b)

all water, water rights and the permits and other evidence of authority or approval to appropriate and/or use ground or surface water in connection with the properties and rights referred to above, including the water rights described in Schedule A;

(c)

all Minerals, Authorizations and Other Rights, all other property, buildings, structures, facilities and fixtures used, affixed or situated thereon, Utility Commitments and other rights or assets, in each case relating to the interests referred to in (a) and (b) above; and

(d)	any of the foregoing subsequently acquired.

“Minerals” means any and all metals, minerals and mineral rights of every nature and kind, including metals, precious metals, base metals, gems, diamonds, industrial minerals, commercially valuable rock, aggregate, clays, and diatomaceous earth, hydrocarbons, oil, gas, and other materials in whatever form or state.

“Monthly Average Gold Price” means, for any given calendar month, the monthly average of the London p.m. fix for gold as quoted in United States dollars by the London Bullion Market Association (or any successor metals exchange) for such month, calculated by dividing the sum of all such quotations during such month by the number of such quotations.

“Monthly Delivery Requirements” means, for each calendar month ending during and including the last day of the Delivery Period, the applicable number of ounces of Refined Gold for such month set out in Schedule D.

“Monthly Operational Report” means a written report in relation to a calendar month with respect to each of the Midas Mine and the Fire Creek Project, to be prepared by or on behalf of the Seller for each month, which shall include all of the information contained in the monthly operating reports prepared and provided to the board of directors of any of the Seller Entities and, to the extent not contained in such reports, will also contain, for such month:

(a)	types, tonnes and grade of Minerals mined;

(b)	types, tonnes and grade of Minerals stockpiled;

(a)	with respect to the processing facilities, the types, tonnes and grade of processed Minerals; recoveries for gold, silver and other Minerals; and doré weight and gold and silver grade;

(b)	the number of ounces of gold and silver and the quantity of other Minerals contained in the material processed during such month, but not delivered to a purchaser by the end of such month;

(c)	the number of ounces of gold and silver and the quantity of other Minerals produced and delivered to a purchaser;

(c)	the amount and a description of operating and capital expenditures; and

(d)	any material changes from the most recent production forecasts provided to the Buyer.

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (or any successor instrument, rule or policy).

“Notice of Offer” has the meaning set out in Section 10(b).

“Offered Interest” has the meaning set out in Section 10(b).

“Other Properties” means, except to the extent constituting part of the Properties, all right, title and interest of any of the Seller Entities to:

(a)

patented claims, fee title and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, including any of the foregoing described in Schedule C;

(b)

all water, water rights and the permits and other evidence of authority or approval to appropriate and/or use ground or surface water in connection with the properties and rights referred to above, including the water rights described in Schedule C;

(c)

all Minerals, Authorizations and Other Rights, all other property, buildings, structures, facilities and fixtures used, affixed or situated thereon, Utility Commitments and other rights or assets, in each case relating to the interests referred to in (a) and (b) above; and

(d)	any of the foregoing subsequently acquired.

“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises held by the Seller Entities or required to be obtained from any Person (other than a Governmental Body), for the construction, development and operation of the Midas Mine and/or Fire Creek Project, as applicable, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

 “Parties” means the parties to this Agreement and “Party” means any one of the Parties.

“Permitted Encumbrances” means:

(a)

Encumbrances arising by operation of law for Taxes, assessments or governmental charges not yet due or being contested in good faith by appropriate proceedings diligently conducted and for which reserves satisfactory to the Buyer have been established and provided that the Encumbrance is released prior to any enforcement action against any property of the Seller Entities;

(b)

statutory liens of mechanics, materialmen, shippers, warehousemen, carriers, and other similar Persons for services or materials arising in the ordinary course of business for which: (i) payment is not past due; or (ii) payment is due but is being contested in good faith by appropriate and lawful proceedings diligently conducted and for which reserves satisfactory to the Buyer have been established and provided that the Encumbrance is released prior to any enforcement action against any property of the Seller Entities;

(c)	nonconsensual liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)	Encumbrances specifically identified and listed on the Disclosure Schedules;

(e)	Encumbrances granted in the Transaction Documents;

(f)	Encumbrances granted pursuant to the Facility Agreement;

(g)	Purchase Money Liens securing Indebtedness referred to in Section 11(c)(ii);

(h)	Permitted Working Capital Security securing Indebtedness referred to in Section 11(c)(i);

(i)

Encumbrances arising from the right of distress enjoyed by landlords or Encumbrances otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties and customarily granted in the applicable jurisdiction; provided that such rent is not then overdue and the Seller Entities are then in compliance in all material respects with the terms of the lease or sublease in respect of such leased properties and provided further that any such Encumbrances are limited to property of the Seller Entities located at the premises subject to the applicable lease or sublease;

(j)

zoning restrictions, easements, rights of way, survey exceptions, encroachments, covenants, licenses, reservations, leasehold interests, restrictions on the use of real property or minor irregularities incident thereto which do not (i) secure obligations for the repayment of money, or (ii) in the aggregate materially detract from the value or use of the property or assets of the Seller Entities or impair, in any material manner, the use of such property for the purposes for which such property is held or intended to be used by the Seller Entities;

(k)

the paramount title of the United States as to any unpatented mining claims and millsite claims and any rights of third parties to the lands within such unpatented mining claims and millsite claims pursuant to Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955 and the regulations of the Department of the Interior promulgated in accordance with the foregoing statutes;

(l)

Encumbrances of a depository institution arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, or similar rights and remedies as to deposit accounts or other funds maintained with such institution, provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by a Seller Entity in excess of those set forth by regulations promulgated by any Governmental Body, and (ii) such deposit account is not intended by the applicable Seller Entities to provide collateral to the depository institution;

(m)

Encumbrances consisting of pledges of cash or near cash assets made to secure or facilitate the provision of security for the performance of bids, trade contracts, leases, public or statutory obligations (including but not limited to environmental, reclamation or other similar obligations) or other obligations of a like nature (including surety, appeal or performance bonds), in each case incurred in the ordinary course of business (other than for Indebtedness);

(n)	any undetermined or inchoate lien or privilege incidental to current operations that has not been filed pursuant to law or that relates to obligations not due or delinquent;

(o)

any right reserved to or vested in any Governmental Body by the terms of any Authorization held or acquired by a Person in the ordinary course of its business, or by any statutory provision, to terminate the Authorization or to require annual or other periodic payments as a condition of the continuance thereof;

(p)

any Encumbrance created or assumed by a Person in favor of a public utility or Governmental Body when required by the utility or Governmental Body in connection with the operations of such Person in the ordinary course;

(q)	any reservations, limitations, provisos and conditions expressed in original grants from any Governmental Body;

(r)

any Encumbrance arising from court or arbitral proceedings, provided that the claims secured thereby or the amount thereof do not exceed [redacted for proprietary reasons] and are being contested at the time in good faith by proper legal proceedings, execution thereon has been stayed and the same is not, in the opinion of the Buyer, acting reasonably, expected to result in a Material Adverse Effect;

(s)	deposits of cash or securities in connection with any appeal or contestation of any Encumbrance; and

(t)	such other Encumbrances as may be approved in writing by the Buyer from time to time, whether or not such Encumbrances are registered against the Collateral or otherwise.

“Permitted Refinancing Indebtedness” means Indebtedness of any Seller Entity the net proceeds of which are used to replace, refinance, defease or discharge the Loan (or any other Permitted Refinancing Indebtedness), in whole but not in part, provided that (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so replaced, refinanced, defeased or discharged (plus the amount of all fees, and expenses and premiums incurred in connection therewith); (ii) such Indebtedness has a maturity date which is after the date of the Indebtedness being replaced, refinanced, defeased or discharged, and a weighted average life to maturity equal to or greater than the Indebtedness being replaced, refinanced, defeased or discharged, and (iii) such Indebtedness is either (a) unsecured or (b) secured only against the Collateral and, in the case of (b), the lenders thereunder have agreed to be bound by an intercreditor agreement with the Buyer which is at least as favourable to the Buyer (as determined by it, acting reasonably) as the Intercreditor Agreement.

“Permitted Working Capital Debt” has the meaning set forth in Section 11(c).

“Permitted Working Capital Security” has the meaning set forth in Section 11(c).

“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

“Personal Property Security Legislation” means with respect to the State of Nevada, Article 9 of the Uniform Commercial Code to the extent adopted in such State from time to time, and with respect to other applicable jurisdictions, the personal property security legislation in effect therein from time to time.

“Properties” means, collectively, the Midas Property and the Fire Creek Property.

“Purchased Gold Ounces” has the meaning set out in Section 3(a).

“Purchase Money Lien” means an Encumbrance created or incurred by a Person securing Indebtedness incurred to finance the acquisition of personal property (including the costs of installation thereof), provided that:

(a)	such lien is created substantially simultaneously with the acquisition of such property;

(b)	such lien does not at any time encumber any property other than the property financed by such Indebtedness;

(c)	the amount of Indebtedness secured thereby is not increased subsequent to such acquisition; and

(d)	the principal amount of Indebtedness secured by such lien at no time exceeds 100% of the original purchase price of such property and the cost of installation thereof; and

(e)	for the purposes of this definition, the term “acquisition” includes a Capital Lease.

“Purchase Price” means $33,763,640, being the purchase price for the Purchased Gold Ounces.

“Records” means all of the Seller Entities’ present and future books, records and data of every kind or nature, including books of account, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data, together with the tapes, disks, diskettes, drives and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Seller Entity with respect to the foregoing maintained with or by any other Person).

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to a minimum 995 parts per 1,000 fine gold.

“ROFR Exercise Notice” has the meaning set out in Section 10(d).

“Sales Taxes” means sales, transfer, turnover, VAT or value added Taxes of any nature or kind.

“Security” means the Encumbrances on the Collateral created by the Security Agreements.

“Security Agreements” means the guarantees and security documents listed on Schedule E hereto, together with such other agreements made in favour of the Buyer from time to time guaranteeing or securing or intending to guarantee or secure the obligations of the Seller due to the Buyer under this Agreement.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Seller” has the meaning set out on the first page of this Agreement.

“Seller Entity” means the Seller, Klondex BC Holdco, Klondex Holdings, the Fire Creek Owner, Midas Holdings, the Midas Owner and each of their Subsidiaries.

“Solvent” means, when used with respect to a Person, that:

(a)

the fair saleable value of the assets of such Person is in excess of the total amount of the current value of its liabilities (including for purposes of this definition all liabilities (including loss reserves), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)	such Person is able to pay its debts or obligations in the ordinary course as they mature;

(c)	such Person has capital sufficient to carry on its business; and

(d)	such Person is not otherwise insolvent as defined by any Applicable Law;

and “Insolvent” shall have a correlative meaning.

“Subsidiary” means with respect to any Person, any other Person which is controlled directly or indirectly by that Person.

“Taxes” means all taxes of any kind or nature whatsoever including corporation taxes, capital taxes, realty taxes (including utility charges which are collectible like realty taxes), net proceeds of mines tax, privilege taxes, excise taxes, business taxes, property transfer taxes, income taxes, Sales Taxes, customs duties, payroll taxes, levies, stamp taxes, royalties, duties, and all fees, including claim fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

“Term Notes” means the senior secured term notes issued by the Seller under the Facility Agreement.

“Third Party Offer” has the meaning set out in Section 10(b).

“Third Party Offeror” has the meaning set out in Section 10(b).

“Threshold Amount” means [redacted for proprietary reasons].

“Time of Delivery” has the meaning set forth in Section 3(e).

“Transaction Documents” means, collectively, this Agreement, the Intercreditor Agreement, the Security Agreements, the Disclosure Schedule and each other agreement, document, instrument or certificate delivered for the benefit of the Buyer and its Affiliates pursuant to or otherwise in connection with any of this Agreement, the Intercreditor Agreement, the Security Agreements and the Disclosure Schedule.

“Transfer”, when used as a verb, means to sell, grant, assign, encumber, hypothecate, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions. When used as a noun, “Transfer” means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions. “Transfer” shall not include any relocation or reconfiguration of unpatented mining claims in the ordinary course of business, or the abandonment of claims to be so relocated or reconfigured; provided, however, that in each case all modifications to the Security Agreements reasonably necessary to ensure a valid lien and encumbrance on the relocated or reconfigured unpatented mining claims are promptly executed and delivered to the Buyer in form suitable for recordation.

“TSX” means the Toronto Stock Exchange.

“Utility Commitment” means any water service commitments and agreements, transmission or electrical service commitments and agreements and other utility commitments and agreements including the infrastructure, rights of way and easements necessary to provide the aforementioned utility services.

2.	Interpretation.

	(a)	Interpretation of Certain Matters. In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(i)

the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(ii)	references to a “Section” or “Schedule” followed by a number or letter refer to the specified Section of or Schedule to this Agreement;

(iii)	references to a Party in this Agreement mean the Party or its successors or permitted assigns;

(iv)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(v)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(vi)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(vii)

whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day;

(viii)

references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Transaction Documents; and

(ix)

references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to.

(b)	Currency. All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars.

(c)

Accounting Principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement and any other Transaction Document, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with GAAP applied on a consistent basis.

(d)	Time of Essence. Time shall be of the essence of this Agreement.

3.	Purchase and Sale of Purchased Gold Ounces

(a)

Purchase and Sale. On and subject to the terms and conditions of this Agreement, in consideration of the Purchase Price, the Seller agrees to sell and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, 38,250 ounces of Refined Gold (the “Purchased Gold Ounces”), free and clear of any and all Encumbrances. For greater certainty, the Buyer shall not be responsible for any Deductions, all of which shall be for the account of the Seller.

(b)

Payment. Subject to the satisfaction of the conditions set out in Section 4(a), the Buyer shall pay the Purchase Price to the Seller (or as directed by the Seller in connection with completion of the Acquisition) on the Effective Date. The Purchase Price shall be payable in cash by wire transfer to an account to be designated by the Seller and notified to the Buyer in writing at least one Business Day prior to the Effective Date. The Seller shall use the proceeds of the Purchase Price only for the purpose of paying for the Acquisition.

(c)

Monthly Delivery Requirements. On each Delivery Date occurring during the Delivery Period, the Seller shall deliver to the Buyer Refined Gold in an amount equal to the applicable Monthly Delivery Requirements. The Seller’s delivery obligations are fixed and not dependent on whether mining operations are being conducted on the Properties or any other properties of the Seller Entities or the results of such operations. The Seller shall not be obliged to deliver to the Buyer Refined Gold physically mined, produced or extracted from the Properties or any other properties of the Seller Entities, provided that the Seller shall not deliver any Refined Gold to the Buyer that has been purchased directly or indirectly on a commodities exchange. For greater certainty, the Seller shall be permitted to deliver to the Buyer Refined Gold from a refinery regardless of the origin of the Refined Gold, provided that the Refined Gold does not contain any minerals subject to conflict minerals legislation (or similar legislation banning the purchase, sale, delivery or use of, or requiring verification or reporting with respect to, minerals based on their origin) and the delivery of the Refined Gold to the Buyer is otherwise made in accordance with Applicable Law.

(d)

Advance Deliveries. Notwithstanding any other provisions of this Agreement, the Seller may at any time deliver to the Buyer Refined Gold in advance of the Monthly Delivery Requirements, without bonus or penalty. Such advance deliveries of Refined Gold shall be credited against the next following Monthly Delivery Requirements.

(e)

Manner of Delivery. The Seller shall deliver to the Buyer all Refined Gold to be delivered pursuant to the Monthly Delivery Requirements by way of credit in metal or physical allocation to the metal account designated by the Buyer, or such other location specified by the Buyer from time to time, acting reasonably, with such details to be specified by the Buyer and notified to the Seller in writing at least 10 Business Days prior to a delivery. Delivery of Refined Gold to the Buyer shall be deemed to have been made at the time such Refined Gold is credited or physically allocated to the designated metal account of the Buyer (the “Time of Delivery”). All costs and expenses pertaining to each delivery of Refined Gold shall be borne by the Seller provided that the Buyer’s account is located in a Designated Jurisdiction and, if the Buyer pays any of such costs and expenses, the Seller shall promptly reimburse the Buyer for such payments upon receipt of satisfactory evidence of the Buyer’s payment of such costs and expenses.

(f)

Passing of Title. Title to, and risk of loss of, Refined Gold shall pass from the Seller to the Buyer at the Time of Delivery. The Seller represents, warrants and covenants to the Buyer that, immediately prior to each Time of Delivery:

	(i)	it will be the legal and beneficial owner of the Refined Gold credited or physically allocated to the designated metal account of the Buyer;

	(ii)	it will have good, valid and marketable title to such Refined Gold; and

	(iii)	such Refined Gold will be free and clear of all Encumbrances.

(g)	Notification and Confirmation. The Parties agree to the following notification and confirmation protocol in respect of the delivery of the Purchased Gold Ounces under this Agreement:

(i)

In the case of any deliveries contemplated by Section 3(d), the Seller shall notify the Buyer in writing at least three Business Days before any delivery and credit or physical allocation to the metal account specified by the Buyer of:

		(A)	the number of ounces of Refined Gold to be delivered and credited or physically allocated; and

		(B)	the estimated Time of Delivery.

	(ii)	At the Time of Delivery, the Seller shall deliver to the Buyer an invoice setting out:

		(A)	the number of ounces of Refined Gold so credited or physically allocated; and

(B)	such other information regarding the Refined Gold so delivered as reasonably requested by the Buyer from time to time.

(h)

Late Charge. If delivery of Refined Gold is not made by the applicable Delivery Date, the Buyer may give the Seller written notice of such default. Unless the Seller shall have made such delivery within five days of receipt of such notice, an additional cash sum equal to [redacted for proprietary reasons] of the value of the delinquent delivery determined based on the Monthly Average Gold Price for the month during which the Delivery Date occurred (the “late charge”) shall be payable to the Buyer, plus interest on such amount and the late charge at the rate of [redacted for proprietary reasons] per annum, which shall accrue from the day the delinquent delivery was due to the date of such delivery in full and the payment of the late charge and accrued interest in full.

4.	Conditions for Payment of Purchase Price

	(a)	Conditions in Favour of the Buyer. The obligation of the Buyer to pay the Purchase Price to the Seller shall be subject to the following:

		(i)	the Buyer shall have received all documents set out in Schedule E and all conditions set out in Schedule E shall have been satisfied;

		(ii)	all of the representations and warranties made by the Seller Entities pursuant to the Transaction Documents shall be true and accurate in all respects as if made on and as of the Effective Date;

		(iii)	no Event of Default or Material Adverse Effect shall have occurred and be continuing;

		(iv)	no event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing;

(v)

all of the conditions precedent to the completion of the Acquisition pursuant to the Acquisition Agreement (other than payment of the funds required to complete the Acquisition) shall have been satisfied or, in the case of conditions precedent in favour of the Seller, with the prior written consent of the Buyer (which shall not be unreasonably withheld), waived;

(vi)

all of the conditions precedent to the funding pursuant to the Facility Agreement and the Subscription Receipt Agreement dated as of January 9, 2014, between the Seller, GMP Securities L.P. and Computershare Trust Company of Canada shall have been satisfied or waived and such funding shall be available to be paid to or as directed by the Seller for the purposes of completing the Acquisition;

		(vii)	the funds from the Purchase Price to be paid, together with the other funds referred to in clause (vi) above, will be sufficient to complete the Acquisition;

(viii)

the 9% Senior Unsecured Notes due January 5, 2015 issued by the Seller shall have been repaid in full (such repayment not to exceed an amount equal to 102.5% of principal plus any unpaid accrued interest); provided that, if the funds referred to in clause (vi) above are to be used to repay such notes, the funds from the Purchase Price to be paid, together with the remainder of the funds referred to in clause (vi) above after repayment of such notes, will be sufficient to complete the Acquisition; and

(ix)	the Buyer shall have received a certificate signed by an authorized senior officer of the Seller confirming the matters set forth in clauses (ii) through (viii) above.

(b)

Conditions in Favour of the Seller. The obligation of the Seller to sell and deliver the Purchased Gold Ounces to the Buyer shall be subject to the Buyer having paid the Purchase Price and the Acquisition having been completed.

(c)

Obligation to Satisfy Conditions. The Seller shall use all commercially reasonable efforts and take all reasonable action as may be necessary or advisable to satisfy and fulfill all the conditions set forth in this Section 4 as soon as practicable. The Buyer shall co-operate with the Seller in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

(d)	Waiver of Conditions. Each of the conditions set forth in Section 4(a) is for the exclusive benefit of the Buyer, and may be waived by the Buyer in writing, in its sole discretion in whole or in part.

5.	Taxes

(a)

Taxes Payable by Seller. Except as required by Applicable Law or expressly contemplated herein, all deliveries of the Purchased Gold Ounces and any other payment or transfer of property of any kind made under this Agreement to the Buyer shall be made free and clear and without any present or future deduction, withholding, charge or levy on account of Taxes, without setoff or counterclaim. The Seller shall be liable for all such Taxes directly or indirectly imposed on the Buyer and shall indemnify and save the Buyer harmless from any such Taxes imposed on the Buyer.

(b)

Gross-up. All Taxes, if any, as are required by Applicable Law to be so deducted, withheld, charged or levied by the Seller on any such delivery (or payment, as applicable), shall be paid by the Seller delivering (or paying, as applicable) to the Buyer or on its behalf, in addition to such delivery (or payment, as applicable), such additional deliveries (or payments, as applicable) as are necessary to ensure that the net delivery (or payment, as applicable) received by the Buyer (net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full delivery (or payment, as applicable) that the Buyer would have received had no such deduction, withholding, charge or levy been required.

(c)

Additional Taxes. Notwithstanding Sections 3(a), 5(a) and 5(b), the Buyer shall be responsible for, and the Seller shall be entitled to deduct, withhold, charge or levy, any additional Taxes in respect of deliveries of the Purchased Gold Ounces and any other payment or transfer of property of any kind made under this Agreement to the Buyer where such additional Taxes arise solely because the Buyer is not resident in Canada for purposes of the Income Tax Act (Canada) or the location of the Buyer’s specified metal account is not located in a Designated Jurisdiction. For greater certainty, such additional Taxes shall be limited to the amount by which the Taxes required to be deducted, withheld, charged or levied in respect of deliveries of the Purchased Gold Ounces and any other payment or transfer of property of any kind made under this Agreement to the Buyer because the Buyer is not resident in Canada for purposes of the Income Tax Act (Canada) or the location of the Buyer’s specified metal account is not located in a Designated Jurisdiction exceeds the Taxes that would have been deducted, withheld, charged or levied had the Buyer been resident in Canada for purposes of the Income Tax Act (Canada) or the location of the Buyer’s metal account been in a Designated Jurisdiction, as the case may be.

(d)

Withholding by Buyer. To the extent required by Applicable Law, the Buyer may deduct, withhold, charge or levy, any Taxes imposed by any Governmental Authority on the Seller or any of its Affiliates, or otherwise required to be withheld, in respect of any payment made by the Buyer to the Seller or any of its Affiliates under this Agreement.

(e)

Application to Guarantors. The provisions of Sections 5(a), 5(b) and 5(c) shall also apply to all deliveries and payments made by any other Seller Entity to the Buyer whether made pursuant to its guarantee obligations under the Securities Documents or otherwise.

(f)

Cooperation. The Parties agree to reasonably cooperate to: (i) ensure that no more Taxes, duties or other charges are payable than is required under Applicable Law; and (ii) obtain a refund or credit of any Taxes which have been overpaid.

(g)

Tax Planning. Following the execution and delivery of this Agreement, each of the Parties will co-operate reasonably with the other Party in implementing any proposed adjustments to the structure or terms of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that the costs of such adjustments shall be paid for by the proposing Party.

6.	Reporting Obligations

	(a)	Reports. The Seller shall deliver or cause to be delivered to the Buyer:

		(i)	within 15 days after the end of each calendar month, a Monthly Operational Report in respect of the Midas Mine and the Fire Creek Project;

(ii)

within 45 days after the end of each fiscal year, an Annual Operational Report, which shall be accompanied by an Annual Compliance Certificate dated the date on which such Annual Compliance Certificate is delivered to the Buyer; and

		(iii)	at least 45 days before the beginning of each fiscal year, an Annual Forecast Report.

(b)	Financial Statements. Except if the Seller is a reporting issuer and such materials are filed on SEDAR prior to the dates specified below, the Seller shall deliver to the Buyer:

	(i)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Seller’s interim consolidated financial statements; and

	(ii)	within 90 days after the end of each fiscal year, a copy of the Seller’s audited annual consolidated financial statements.

(c)

Shareholder Documents. Except if the Seller is a reporting issuer and such materials are filed on SEDAR promptly after they become available, the Seller shall promptly deliver to the Buyer a copy of each management information circular and other notices issued to its shareholders.

(d)

Geological Reports. Except if the Seller is a reporting issuer and such materials are filed on SEDAR promptly after they become available, the Seller shall promptly deliver to the Buyer a copy any technical reports prepared in accordance with National Instrument 43- 101 or initial or updated mineral reserve and mineral resource estimates produced that pertain to the Properties.

(e)

Claims Fee Filings and Payment Receipts. By no later than August 1st of each year, the Seller shall deliver to the Buyer documentation of acknowledgement by the United States Bureau of Land Management that the annual maintenance fees for all unpatented mining claims within the Properties have been paid, and copies of the Affidavit and Notice of Intent to Hold Claims recorded in the State of Nevada with respect to the Properties.

(f)

Development and Mine Plans. The Seller shall promptly deliver to the Buyer a copy of the current development plan or mine plan, as applicable, for each of the Midas Mine and the Fire Creek Project, and a new copy thereof promptly upon any material amendment thereto.

(g)	Other Notices. The Seller shall deliver to the Buyer:

(i)	promptly after the Seller has knowledge or becomes aware thereof, notice of the occurrence of any Event of Default;

(ii)

promptly after the Seller has knowledge or becomes aware thereof, written notice of all actions, suits and proceedings before any Governmental Body or arbitrator, pending or threatened, against or directly affecting any Seller Entity, the Midas Mine, the Fire Creek Project or any other mineral project of the Seller Entities, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings against or affecting any Seller Entity, or with respect to the ownership, use, maintenance and operation of its properties, including those relating to Environmental Laws;

(iii)

promptly after the Seller has knowledge or becomes aware thereof, written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and

(iv)

such other statements, lists of property and accounts, budgets, forecasts, projections, reports, or other information respecting the operations, properties, business or condition (financial or otherwise) of any Seller Entity (including with respect to the Collateral) as the Buyer may from time to time reasonably request.

Each notice pursuant to clauses (i) through (iii) above shall be accompanied by a written statement by an authorized senior officer of the Seller setting forth all material information relating to the occurrence referred to therein, including any action which the Seller Entities have taken or propose to take with respect thereto.

7.	Books and Records; Audits; Inspections

(a)

Books and Records. The Seller shall, and shall cause each of the Seller Entities to, keep true, complete and accurate books and records of all material operations and activities with respect to the Properties and any other properties of the Seller Entities, and in which complete entries will be made, in accordance with GAAP applied on a consistent basis, reflecting all material financial transactions of each of the Seller Entities.

(b)

Audits. Upon not less than three Business Days’ notice, the Buyer and its authorized representatives shall be entitled, at its own cost and expense, to perform audits or other reviews and examinations of the books and records of the Seller Entities to confirm compliance by the Seller Entities with the terms of this Agreement and the other Transaction Documents. The Seller shall, and shall cause each of the Seller Entities to, provide the Buyer with complete access to all the Seller Entities’ books and records at the Seller Entities’ offices during usual business hours. If any such audits reveal a material breach of any provision of this Agreement or the other Transaction Documents, the Seller shall reimburse the Buyer for its costs and expenses incurred in such audit.

(c)

Inspections. At reasonable times and with the prior consent of the Seller (not to be unreasonably withheld or delayed), the Buyer and its authorized representatives shall have a right of access to all surface and subsurface portions of the Properties and any other properties of the Seller Entities and to any related operations of the Seller Entities for the purpose of enabling the Buyer to monitor compliance by the Seller Entities with the terms of this Agreement and the other Transaction Documents.

(d)

Investor Tours. Upon not less than 10 Business Days’ notice to the Seller and up to two times in any fiscal year, the Buyer shall have the right to conduct an investors tour on the Properties and any facilities associated therewith.

(e)

Additional Requirements. Access to the Seller Entities’ properties and associated facilities pursuant to Sections 7(c) and 7(d) shall be subject to the following: (i) any such access shall be at the sole risk and expense of the Buyer, its representatives and its invitees; (ii) any such access shall not unreasonably interfere with the Seller Entities’ activities and operations; (iii) the Buyer shall comply, and request that its representatives and invitees comply, with the policies and procedures that the Seller Entities apply to their own invitees; (iv) the Buyer shall give the Seller prompt notice of any injuries, property damage or environmental harm that may occur during such tour; and (v) the Buyer shall indemnify the Seller Entities from any Losses (excluding loss of profit and consequential or punitive damages) suffered or incurred by any Seller Entity as a consequence of injury to the Buyer, or its representatives or invitees incurred during such access, provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of any Seller Entity.

8.	Maintenance of Existence and Property

(a)

Maintenance of Existence. The Seller shall at all times do or cause to be done all things necessary to maintain each of the Seller Entities’ corporate or other entity existence and to obtain and, once obtained, maintain all Authorizations necessary to carry on its business and own its assets in each jurisdiction in which they carry on business or in which their assets are located.

(b)

Maintenance of Properties. The Seller shall at all times do or cause to be done all things necessary to maintain the Properties and any other properties of the Seller Entities in good standing, including paying or causing to be paid all Taxes owing in respect thereof, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all claim, permit and license maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Properties and any other properties of the Seller Entities in accordance with Applicable Laws.

(c)

Encumbrances. The Seller shall not, and shall ensure that the other Seller Entities do not, cause or allow to be registered or otherwise permit to exist any Encumbrance other than Permitted Encumbrances against any of the Collateral.

(d)

Abandonment. The Seller shall not, and shall ensure that the other Seller Entities do not, abandon any patented or unpatented claims comprising part of the Properties or any other interest in the Properties unless it first complies with this Section 8(d) (provided that in the case of leased properties, the Owner shall comply with this Section 8(d) to the extent permitted under the applicable lease or sublease). If any Seller Entity wishes to abandon any of the patented or unpatented claims comprising part of the Properties or any other interest in the Properties (“Abandonment Property”), the Seller shall first give notice of such intention to the Buyer at least 90 days in advance of the proposed date of abandonment. If, not less than 10 days before the proposed date of abandonment, the Seller receives from the Buyer written notice that the Buyer wishes to acquire the Abandonment Property, the Seller shall, or shall cause the relevant Seller Entity to, without additional consideration, convey the Abandonment Property in good standing by quit claim deed, without warranty, to the Buyer or an assignee thereof, and shall thereafter have no further obligation to maintain title to the Abandonment Property. If the Buyer does not give such notice to the Seller within the prescribed period of time, the relevant Seller Entity may abandon the Abandonment Property and shall thereafter have no further obligation to maintain title to the Abandonment Property.

(e)

Right of Buyer to Cure Defects. The Buyer may undertake such investigation of the title and status of the Midas Mine, Fire Creek Property and any other properties of the Seller Entities as it shall deem necessary. If that investigation should reveal defects in the title, the Seller shall forthwith proceed to cure such title defects to the satisfaction of the Buyer. If the Seller fails to do so: (i) the Buyer may proceed to cure such title defects; (ii) any costs and expenses incurred (including attorney’s fees and costs) by the Buyer shall be promptly reimbursed by the Seller; and (iii) the Buyer may lien such properties for such amounts until the Seller reimburses the Buyer in full.

9.	Management of Mining Operations

(a)

Performance of Mining Operations. The Seller shall ensure that all exploration, construction, development and mining operations and other activities in respect of the Properties will be performed in a commercially reasonable manner in compliance with Applicable Laws, Authorizations and Other Rights, and in accordance with good mining, processing, engineering and environmental practices prevailing in the industry. The Seller shall cause the other Seller Entities to use all commercially reasonable and lawful efforts to obtain and, once obtained, maintain all Authorizations necessary to commence and continue development and mining operations on the Properties.

(b)

Maintenance of Mining Rights. The Seller shall cause the other Seller Entities to use all commercially reasonable and lawful efforts to maintain and apply for and obtain any and all available renewals and extensions of the Properties, Authorizations, Other Rights and any and all other necessary rights in respect of the Midas Mine, the Fire Creek Project, and, other than as would not constitute an Event of Default, not abandon any of the Midas Mine or the Fire Creek Project (including Utility Commitments) or allow or permit any of the Properties, Authorizations, Other Rights or such other necessary rights referred to above to terminate or lapse.

(c)

Compliance with Applicable Laws. The Seller shall, and shall cause the other Seller Entities to, and shall cause all operations and activities conducted at, on or in respect of the Midas Mine and the Fire Creek Project to, comply in all material respects with all Applicable Laws, all Authorizations and the terms and conditions of Other Rights.

(d)

Reclamation Obligations. The Seller shall, and shall cause each other Seller Entity to, timely and fully perform, pay and observe, or cause to be performed, observed and paid, in all material respects, any and all liabilities and obligations required by any Applicable Laws, Authorizations or the terms and conditions of Other Rights or by any Governmental Body for the reclamation, restoration or closure of any facility or land used in connection with the Seller Entities’ operations or activities at, on or in respect of the Midas Mine and the Fire Creek Project or required under this Agreement. The Seller shall not, and shall ensure that the other Seller Entities do not, undertake, cause, suffer, or permit any condition or activity at, on or in the vicinity of the Properties which constitutes or results in a material violation of Environmental Laws. If any Seller Entity (i) fails to comply with Environmental Laws in any material respect or (ii) undertakes any activity giving rise to liability under Environmental Laws (except as permitted or authorized by any Authorization or by Applicable Law), the Seller shall promptly remedy and correct such failure to comply, satisfy such liability and otherwise take all necessary or desirable action to cure (whether through remediation, payment of penalties or otherwise) such non-compliance or liability and satisfy all obligations in connection therewith.

10.	Royalty and Stream Interests

(a)

General Prohibition. The Seller shall not, and shall not permit any other Seller Entity to, without the Buyer’s prior written consent, create, grant, convey or otherwise agree to any royalty or stream interest, or enter into any agreements that are similar to a royalty agreement or a stream agreement, in each case in respect of any mineral interests of the Seller Entities, whether owned now or hereafter acquired, except as expressly permitted by and subject to this Section 10.

(b)

Right of First Refusal. If any Seller Entity receives a bona fide written offer (a “Third Party Offer”) from any Person dealing at arm’s length with the Seller Entities to purchase a new or existing royalty or stream interest (the “Offered Interest”) in any mineral interests of the Seller Entities, whether owned now or hereafter acquired, for cash consideration, which such Seller Entity either wishes to accept or has accepted conditional on and subject to the Buyer’s right of first refusal pursuant to this Section 10, the Seller shall promptly give notice of the Third Party Offer (the “Notice of Offer”) to the Buyer and comply with this Section 10. The Notice of Offer must contain a copy of the Third Party Offer, disclose the identity and address of the Person making the Third Party Offer (the “Third Party Offeror”) and provide reasonably sufficient evidence to establish that the Third Party Offeror has the power and capacity, including the financial capacity, to complete the purchase of the Offered Interest. Upon the Notice of Offer being given, the Buyer will have the right to purchase all, but not less than all, of the Offered Interest at the same price and upon the same terms and conditions as are contained in the Third Party Offer.

(c)

Determination of Price. If the Offered Interest is being offered for sale to the Third Party Offeror together with or in conjunction with other unrelated assets of the Seller Entities, the Buyer will be entitled to purchase only the Offered Interest and the Notice of Offer must specify the Seller’s good faith estimate of the cash being offered by the Third Party Offeror for the Offered Interest. If the Buyer does not agree with the Seller’s estimate, the value of the cash being offered for the Offered Interest shall be conclusively determined by a firm of qualified mineral valuators jointly appointed (and the cost of which shall be borne equally) by the Seller and the Buyer, each acting reasonably. Such determination shall be binding upon the Seller Entities and the Buyer. All time periods referred to in this Section 10 shall be extended by the time taken to obtain such determination.

(d)

Exercise and Closing. If the Buyer desires to exercise its right to purchase all of the Offered Interest as contemplated by Section 10(b), it will give notice of exercise (the “ROFR Exercise Notice”) to the Seller within 30 Business Days of having been given the Notice of Offer. The giving of the ROFR Exercise Notice shall constitute a legally binding agreement between the Buyer and the relevant Seller Entity for the sale by such Seller Entity to the Buyer of the Offered Interest in accordance with the terms set out in the Third Party Offer, which sale transaction will be completed (subject to entry into a royalty or stream agreement reflecting the Offered Interest and such other customary industry terms in form and substance satisfactory to the Buyer) on the date therein provided (or on such other date as the Buyer and such Seller Entity may agree) by delivery of the Offered Interest (including such agreement referred to above) by such Seller Entity to the Buyer with title, free and clear of all Encumbrances arising on or after the date such Seller Entity received such Third Party Offer, against payment by the Buyer to such Seller Entity of the cash consideration by bank wire transfer to the account designated by such Seller Entity. If, at the time of completion, any portion of the Offered Interest is subject to any Encumbrance arising on or after the date such Seller Entity received such Third Party Offer, the Buyer will be entitled to deduct from the purchase money to be paid to such Seller Entity the amount required to discharge such Encumbrance and will apply such amount to discharge such Encumbrance, on behalf of such Seller Entity.

(e)

No Exercise. If the Buyer does not give the ROFR Exercise Notice in accordance with the provisions of Section 10(d), the right of the Buyer to purchase the Offered Interest will terminate and the Seller Entities may sell all, but not less than all, of the Offered Interest to the Third Party Offeror in accordance with the terms of the Third Party Offer at any time within 50 Business Days after the expiry of the 30 Business Day period specified in Section 10(d). If the sale of the Offered Interest is not completed within such 50 Business Day period on such terms, the rights of the Parties pursuant to this Section 10 will again take effect with respect thereto.

(f)

Exceptions. The restrictions set out in this Section 10 shall not apply to: (i) any royalties or levies imposed by any Governmental Body on mineral production; (ii) any royalty interests purchased by or granted to a Seller Entity (including the purchase or buy-back of any royalty interest previously granted by a Seller Entity); (iii) any royalty interests granted by a Seller Entity pursuant to a bona fide option or joint venture agreement in respect of the Properties or other mineral interests of such Seller Entity (provided the entering into of such agreement is not prohibited by the terms of the Transaction Documents and that any such royalty interests shall be junior in priority to any royalties owned by the Buyer or any of its Affiliates on the Properties); or (iv) any royalty or stream interest granted by a Seller Entity after a Change of Control of the Seller in respect of mineral interests of the Seller Entities acquired after such Change of Control (for greater certainty, the restrictions set out in this Section 10 shall continue to apply to mineral interests of the Seller Entities owned as at the time of such Change of Control).

(g)	Survival. For greater certainty, this Section 10 shall, pursuant to Section 19(c), survive termination of this Agreement.

11.	Financing Matters

(a)

Compliance with Facility Agreement. So long as the Loan or any Permitted Refinancing Indebtedness is outstanding, the Seller shall, and shall cause each of the other Seller Entities to, comply with all of the covenants in the Facility Agreement (or any agreement governing any Permitted Refinancing Indebtedness) as in effect from time to time (as such covenants may be amended, supplemented or added to from time to time), without any waiver thereof and without regard to any amendment thereof which has the effect of making such provisions less restrictive on the Seller Entities, except as consented to from time to time by the Buyer.

(b)

Refinancing of Loan. The Seller will not, and will cause the other Seller Entities not to, refinance, replace, repurchase or enter into any other transaction the effect of which would be to repay the Loan and replace it with other Indebtedness, except Permitted Refinancing Indebtedness. For greater certainty, this provision will not apply to restrict repayments of the Loan in accordance with its terms if such repayment or prepayment is not effected with the proceeds of additional Indebtedness of any Seller Entity.

(c)

Limitation on Indebtedness. The Seller shall ensure that none of the Seller Entities shall incur any Indebtedness (other than Permitted Refinancing Indebtedness) except: (i) Indebtedness solely for ordinary course working capital purposes in an aggregate maximum amount at any time outstanding not to exceed [redacted for proprietary reasons] (“Permitted Working Capital Debt”); (ii) [redacted for proprietary reasons] and (iii) bonds, letters of credit, guarantees and other instruments or arrangements securing or guaranteeing performance of the Seller Entities’ obligations in respect of the reclamation, restoration or closure of any facility or land used in connection with the Seller Entities’ operations or activities to the extent required by Applicable Law. The Permitted Working Capital Debt may be secured against the Collateral provided that the security thereunder is expressly subordinated to the security provided under the Security Agreements pursuant to an intercreditor agreement between the Persons extending such Indebtedness and the Buyer providing for such subordination and other customary provisions, all in form and substance satisfactory to the Buyer (any such security, and the “Permitted Working Capital Security”).

(d)

Amendments to Facility Documents. The Seller agrees that (i) no Facility Documents (as defined in the Intercreditor Agreement) to which any Seller Entity is a party will be amended, modified, replaced or supplemented in such manner as to make the terms of such Facility Documents less favourable to any Seller Entity in any material respect (including, for greater certainty, by increasing the interest rate or fees payable thereunder, shortening the term to maturity thereof, imposing increased amortization requirements or imposing additional (or more restrictive) covenants thereunder) unless such amendment, modification, replacement or supplement is consented to by the Buyer in writing, and (ii) none of the Seller Entities shall take any action under or in connection with any of the Facility Documents that would require or result in payment by any of them of any amount in advance of any scheduled or mandatory payment, redemption or prepayment date, including purchasing the Term Notes by tender or private contract (except for refinancing the Facility Obligations (as defined in the Intercreditor Agreement) with Permitted Refinancing Indebtedness), unless such action is consented to by the Buyer in writing.

12.	Insurance Matters

(a)

Maintenance of Insurance. The Seller shall, and shall cause the other Seller Entities to, maintain with reputable insurance companies insurance with respect to the Midas Mine, Fire Creek Project and any other mineral projects of the Seller Entities and the operations conducted at, on and in respect thereof against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations in the United States of America. Without limiting the foregoing, such insurance shall include workers compensation insurance in amounts required by Applicable Laws, and commercial general liability insurance in such amounts as will, in the Buyer’s reasonable judgment, adequately protect the Seller Entities, the Buyer, and the Properties and any other mineral projects of the Seller Entities from any Losses which may reasonably be expected to arise with respect to this Agreement or the Properties or any other mineral projects of the Seller Entities and that can be covered by commercial general liability insurance.

(b)

Shipment of Minerals. The Seller shall, and shall cause the other Seller Entities to, ensure that each shipment of Minerals is adequately insured in such amounts and with such coverage as is customary in the mining industry, until the time that risk of loss and damage for such Minerals is transferred to the purchaser.

(c)

Additional Insured. The Seller shall cause the Buyer to be named a loss payee (as its interests may appear) under all property insurance policies of the Seller Entities and as additional insured under all liability insurance policies of the Seller Entities.

(d)

Notice of Loss or Damage. The Seller shall promptly provide the Buyer with written notice of any material loss or damage suffered to any assets or property of the Seller Entities and whether it plans to make any insurance claim.

13.	Security Matters

(a)

Grant of Security Interest. The Seller shall, and shall cause each of the other Seller Entities to, grant to the Buyer a continuing security interest and a first priority lien on the Collateral, including all proceeds and products thereof, subject only to the Permitted Encumbrances, as security for the due and punctual performance by the Seller of the Delivery Obligations or, in the case of any other Seller Entity, its guarantee of the Delivery Obligations of the Seller. The Buyer’s security interest and lien on the Collateral shall be further evidenced by the Security Agreements and such other security documents as the Buyer may at any time reasonably request. The Security shall be effective from the Effective Date and continue until the Delivery Obligations have been satisfied in full, provided that, notwithstanding any other provisions of this Agreement, the Security provided by the Midas Entities shall only become effective upon completion of the Acquisition and for certainty will continue until the Delivery Obligations have been satisfied in full. Upon creating or acquiring any other new Subsidiary, the Seller shall cause such Subsidiary to provide Security in favour of the Buyer, in substantially the same form as the Security Agreements.

(b)

Renewal. The Seller shall cause the personal property registrations relating to the Security to be properly renewed under Applicable Law no later than three months before the expiry date thereof (if any) to ensure that, except as may be otherwise provided herein, at all times until the Final Delivery Date, the Security remains in full force and effect and duly registered and perfected under Applicable Law. The Seller shall provide evidence satisfactory to the Buyer of each such re-registration and renewal on or before the date that is three months before the expiry date of the Security, failing which the Buyer shall have the right (but not the obligation) to proceed with such renewal, and the Seller shall be responsible for all costs and fees related thereto and shall reimburse the Buyer for such amounts on demand.

(c)

Further Assurances. Without limiting the foregoing, the Seller shall, and shall cause each of the other Seller Entities to, from time to time, at the cost and expense of the Seller Entities, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Buyer may reasonably request in order to perfect and protect any pledge, assignment, or security interest granted or purported to be granted by any Transaction Document or to enable the Buyer to exercise and enforce its rights and remedies under any Transaction Documents with respect to any Collateral. The Seller Entities each irrevocably make, constitute, and appoint the Buyer (and any of the Buyer’s officers, employees, or Agents' designated by the Buyer) as its true and lawful attorney with power, upon the failure or refusal of any Seller Entity to comply with its undertakings contained in this paragraph, to sign the name of such Seller Entity on any of the above described documents or on any other similar documents that need to be executed, recorded, and/or filed in order to perfect or continue the Buyer’s perfected security interest in the Collateral.

14.	Events of Default

Each of the events or circumstances set out in this Section 14 shall constitute an event of default (“Event of Default”):

(a)

Delivery Obligations. The Seller fails to deliver all or any portion of the Purchased Gold Ounces to the Buyer in accordance with the Delivery Obligations or to make any payment to the Buyer in accordance with the provisions of this Agreement.

(b)

Representations and Warranties; Reports; Certificates. Any representation or warranty made, or any report or certificate furnished to the Buyer, by any Seller Entity under or in connection with the Transaction Documents proves to have been incorrect or misleading in any material respect (or in any respect where such representation or warranty is subject to a materiality qualification) when made, deemed made or furnished (as applicable), and the facts or circumstances which made such representation or warranty incorrect or misleading shall remain unrectified for a period of 30 days from the earlier of: (a) the Buyer giving notice to the Seller, and (b) the Seller becoming aware that such representation or warranty is incorrect or misleading, unless such facts or circumstances are not capable of rectification in which event the default shall occur immediately.

(c)

Failure to Perform Certain Covenants. Failure by any Seller Entity to perform, comply with or observe any term, covenant or agreement contained in Sections 8(a), 8(b), 8(c) and 8(d) (Maintenance of Existence and Property) (provided that, in the case of Sections 8(b) and 8(d) only, this Section 14(c) shall not apply to any such failure with respect to the Other Properties, and in which case Section 14(d) shall apply), 10 (Royalty and Stream Interests), 11 (Financing Matters), 13 (Security Matters) or 20 (Restricted Transfer Rights of the Seller Entities).

(d)

Failure to Perform Other Covenants. Any Seller Entity fails to perform, comply with or observe any term, covenant or agreement contained in any Transaction Document (other than those referred to above in Sections 14(a) to (c) above) and any such failure shall remain unremedied or unresolved for a period of 30 days from the earlier of: (a) the Buyer giving notice to the Seller, and (b) the Seller becoming aware of the failure to comply, unless such failure is not capable of remedy in which event the default shall occur immediately.

(e)

Insolvency. (i) Any Seller Entity becomes Insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or is generally unable to or fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors; (ii) any Seller Entity files a voluntary petition in bankruptcy, or seeks to effect a plan or other arrangement with creditors or any other relief under any Bankruptcy Code, or under any Applicable Law granting relief to debtors, whether now or hereafter in effect; (iii) any involuntary petition or proceeding pursuant to any Bankruptcy Code or any other Applicable Law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against any Seller Entity and is not dismissed, stayed or vacated within 30 days thereafter; (iv) any Seller Entity files an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; (v) any Seller Entity is adjudicated bankrupt, or an order for relief is entered by any court of competent jurisdiction under any Bankruptcy Code or any other Applicable Law relating to bankruptcy, reorganization or other relief for debtors; (vi) any Seller Entity voluntarily ceases to conduct its business in the ordinary course or materially changes the nature of the business it carries on; or (vii) any Seller Entity takes any action authorizing or in furtherance of any of the foregoing.

(f)

Liquidation. Any Seller Entity liquidates, winds up or dissolves (or suffers any liquidation, wind-up or dissolution), suspends its operations other than in the ordinary course of business, or takes any action authorizing or in furtherance of any of the foregoing.

(g)	Cross Default. Any Seller Entity:

	(i)	fails:

(A)

to make any payment of any principal, interest or premium in connection with the Loan or any other Indebtedness having an aggregate principal amount of more than the Threshold Amount (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable notice or grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or

(B)

to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to the Loan or any other Indebtedness having an aggregate principal amount of more than the Threshold Amount (or its equivalent in another currency), when required to be performed or observed, or any other event shall occur or condition shall exist under any such agreement or instrument, and such failure, event or condition shall continue after the later of 10 days from written notice of such failure, event or condition by the applicable counterparty or the Buyer or the applicable, notice or grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or

(ii)

is subject to a declaration that any Indebtedness referred to in Section 14(g)(i) is due and payable, or required to be prepaid (other than by a regularly scheduled required repayment), prior to the stated maturity thereof;

(iii)

is subject to any facility or commitment available to it under the Facility Agreement or any other Indebtedness in an aggregate amount at any one time of not less than the Threshold Amount (or its equivalent in any other currency) being withdrawn, suspended or cancelled by reason of any default (however described) of any Seller Entity; or

(iv)

fails to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to Indebtedness referred to in Section 14(g)(i) which would result in a Material Adverse Effect.

(h)	Creditors’ Process. Either:

(i)

a final Order for the payment of money in excess of the Threshold Amount (or its equivalent in another currency) which is not fully covered by third-party insurance is rendered against any Seller Entity; or

	(ii)	any non-monetary judgment or Order is rendered against any Seller Entity which would constitute a Material Adverse Effect,

and in each case there shall be any period of 30 days during which such judgment or Order continues unsatisfied or during which a stay of enforcement of such judgment or Order, by reason of a pending appeal or otherwise, shall not be in effect.

(i)	Security Agreements.

	(i)	Any Seller Entity:

		(A)	contests in any manner the validity or enforceability of any of the Security Agreements; or

		(B)	denies that it has any further liability or obligation under any of the Security Agreements.

(ii)	Any of the Security Agreements:

(A)

for any reason, except to the extent permitted by the terms thereof, ceases to create a valid Encumbrance or the Encumbrance created thereby fails to rank in priority in the manner contemplated in the Security Agreements and the Intercreditor Agreement (other than by a direct act or omission of the Buyer), subject only to Permitted Encumbrances, in any of the Collateral purported to be covered thereby; or

	(B)	after delivery for any reason is revoked or invalidated, or otherwise ceases to be in full force and effect in any material respect.

(j)

Unlawfulness. It is or becomes unlawful for any Seller Entity to perform any of its obligations under the Transaction Documents to which it is a party or any of the Security created or expressed to be created by the Transaction Documents ceases to be effective at any time at which such Security is intended to be effective.

(k)	Repudiation. Any Seller Entity repudiates or rescinds any Transaction Document or purports to or evidences an intention to repudiate or rescind any Transaction Document.

(l)

Authorizations. If any Authorization or Other Right is suspended, cancelled, revoked, forfeited, surrendered, refused renewal or terminated (whether in whole or in part) or otherwise is not, or ceases to be, in full force and effect, and the absence thereof would have a Material Adverse Effect.

(m)	Major Damage. Any Seller Entity suffers material loss of or damage to its business, assets or operations (including any related infrastructure) which would have a Material Adverse Effect.

(n)	Abandonment. Any material portion of the Midas Mine, the Fire Creek Project or the Collateral is lost, forfeited or abandoned and which would have a Material Adverse Effect.

(o)

Expropriation. Any Governmental Body condemns, expropriates, seizes or appropriates any property which relates to or forms part of the Midas Mine, the Fire Creek Project or the Collateral and which would result in a Material Adverse Effect.

(p)

Proceedings. There is any action, suit or proceeding against or affecting any Seller Entity before any court or by or before any Governmental Body which, if successful, could reasonably be expected to have a Material Adverse Effect, unless the action, suit, or proceeding is contested diligently and in good faith and, in circumstances where a lower court or tribunal has rendered a decision adverse to it, any Seller Entity, as applicable, is appealing such decision, and has provided a reserve in respect thereof satisfactory to the Buyer.

(q)

Change of Control. There shall occur a Change of Control of any of the Seller Entities, unless such Change of Control occurs pursuant to a Transfer consented to by the Buyer in accordance with Section 20, or the Seller shall become obligated to offer to purchase all of the Term Notes then outstanding as a result of a Change of Control (as defined in the Facility Agreement).

(r)	Material Adverse Effect. Any event or circumstance occurs that has a Material Adverse Effect.

15.	Effect of Event of Default

Upon each occurrence of an Event of Default, and for so long as such Event of Default is continuing:

(a)

upon written notice to the Seller, and in addition to and not in substitution for any other remedies available to it hereunder or at law or in equity, the Buyer shall have the right to terminate the Seller’s obligation to deliver any further Purchased Gold Ounces (which shall not be less than all of the Purchased Gold Ounces not then delivered) if it so elects, and upon such election, the Default Amount shall become immediately due and payable by the Seller (it being acknowledged by the Seller that the Default Amount is intended to be a genuine pre-estimate of liquidated damages that would be suffered by the Buyer upon the occurrence of an Event of Default);

	(b)	the Buyer shall be entitled to enforce its security under the Transaction Documents; and

	(c)	the Buyer shall be entitled to such other rights and remedies as are available to it at law.

16.	Representations and Warranties of the Buyer

The Buyer, acknowledging that the Seller is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Seller as set out in Schedule F.

17.	Representations and Warranties of the Seller

The Seller, acknowledging that the Buyer is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Buyer: (i) as set out in Schedule G; and (ii) as set out in Article IV of the Acquisition Agreement, in each case to the extent relating to the Midas Entities or their properties and assets, as if such representations and warranties were set forth in this Agreement. The representations and warranties in Schedule G shall be deemed to be repeated by the Seller: (a) as of the Effective Date; and (b) as of the date of each Annual Compliance Certificate, except to the extent that on or prior to such date the Seller shall have advised the Buyer in writing of a variation in any such representation or warranty and the Buyer has approved such variation.

18.	Indemnities

The Seller agrees to indemnify and save the Buyer, and its Affiliates and the directors, officers, employees and Agents' of the foregoing harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of the Buyer entering into the Transaction Documents and the matters contemplated therein, including:

(a)

any breach or inaccuracy of any representation or warranty of the Seller Entities contained in this Agreement or the other Transaction Documents, including the representations and warranties set forth in Schedules G hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto;

(b)

any breach, including breach due to non-performance, by the Seller Entities of any covenant or agreement to be performed by any of the Seller Entities contained in this Agreement or the other Transaction Documents or in any document, instrument or agreement delivered pursuant hereto or thereto;

	(c)	the development or operation of the Midas Mine, the Fire Creek Project or any other mineral project of the Seller Entities;

(d)

the failure of any of the Seller Entities to comply with any Applicable Law, including any Applicable Law relating to environmental matters and reclamation obligations, with respect to the Midas Mine, the Fire Creek Project or any other mineral project of the Seller Entities;

(e)

the physical environmental condition of the Midas Mine, the Fire Creek Project or any other mineral project of the Seller Entities and matters of health and safety related thereto or any action or claim brought with respect thereto (including conditions arising before the date of this Agreement); and

(f)

any actual or threatened withdrawal by any Governmental Body of any Authorization under Environmental Laws which is necessary for the construction or operation of the Midas Mine, the Fire Creek Project or any other mineral project of the Seller Entities, or any actual or threatened challenge by any Person to any Authorization under Environmental Laws which is necessary for the development or operation of the Midas Mine, the Fire Creek Project or any other mineral project of the Seller Entities, provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of such indemnified persons. For greater certainty, this Section 18 shall, pursuant to Section 19(c), survive termination of this Agreement.

19.	Term

	(a)	Term. The term of this Agreement shall commence on the date of this Agreement and, unless terminated earlier pursuant to Section 19(b), shall terminate on the Final Delivery Date.

(b)

Termination. The Buyer shall have the right to terminate this Agreement upon written notice of termination to the other parties at or after 12:01 a.m. (Toronto time) on February 12, 2014, if the Acquisition has not yet been completed, whereupon the Seller shall immediately return the Purchase Price in full to the Buyer, without interest or setoff or counterclaim, and thereafter no Party shall have any further obligation to the other Parties under this Agreement (other than in connection with any antecedent breach).

(c)

Survival. Notwithstanding the termination of this Agreement pursuant to Section 19(a) or (b), Sections 1 (to the extent applicable to other surviving provisions), 2, 5, 7 (in respect of periods ending on or prior to the Final Delivery Date), 10, 18, 22, 23 and 24 shall survive indefinitely.

20.	Restricted Transfer Rights of the Seller Entities

	(a)	Prohibited Transfers. The following Transfers are prohibited, in each case unless the Buyer gives its prior written consent to such Transfer (which consent may be withheld for any reason):

		(i)	the Seller may not Transfer, in whole or in part, its rights and obligations under this Agreement, the Collateral or its shares of Klondex BC Holdco;

		(ii)	Klondex BC Holdco may not Transfer, in whole or in part, its rights and obligations under this Agreement, the Collateral or its shares of Klondex Holdings;

(iii)

Klondex Holdings may not Transfer, in whole or in part, its rights and obligations under this Agreement, the Collateral, its shares of the Fire Creek Owner or, after completion of the Acquisition, its shares of Midas Holdings;

		(iv)	Midas Holdings may not Transfer, in whole or in part, its rights and obligations under this Agreement, the Collateral or its shares of the Midas Owner;

		(v)	the Midas Owner may not Transfer, in whole or in part, its rights and obligations under this Agreement or the Collateral; and

		(vi)	the Fire Creek Owner may not Transfer, in whole or in part, its rights and obligations under this Agreement or the Collateral.

(b)

Transfers of Interests in Seller. Notwithstanding any other provision of this Agreement, neither (i) an amalgamation, merger or consolidation of the Seller with or into another body corporate, including by way of a plan of arrangement, nor (ii) a transfer of shares of the Seller, including a transfer of all of the shares pursuant to a takeover bid and subsequent acquisition transaction (including a compulsory acquisition) or a plan of arrangement, is a Transfer to which this Section 20 applies; provided, however, that in the case of clause (i) any successor entity to the Seller shall have acknowledged in writing to the Buyer that it is bound by this Agreement.

(c)	Effect of Prohibited Transfer. Any Transfer made in violation of this Section 20 shall be null and void and of no force or effect whatsoever.

21.	Transfer Rights of the Buyer

(a)

Transfers. The Buyer shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement to any Person, without the consent of any Seller Entity, upon the delivery of notice of such Transfer to the Seller. In such a case, provided that such Person has agreed to be bound by such Transferred obligations under this Agreement, the Buyer, shall be released from such Transferred obligations under this Agreement.

(b)

Encumbrances. Notwithstanding anything in this Agreement, the Buyer shall have the right to Transfer by way of Encumbrance, in whole or in part, its rights and obligations under this Agreement to one or more lenders providing financing to the Buyer or any of its Affiliates without notice to, or the consent of, any Seller Entity. If such transferee enforces such Encumbrance, it will provide notice to the Seller and upon delivery of such notice, which notice shall confirm that such transferee agrees to be bound by such Transferred obligations under this Agreement, such transferee shall become a party to this Agreement with all of the rights and obligations of the Buyer.

22.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario.

23.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent or delivered to the respective Parties at their respective addresses, facsimile numbers or e-mail addresses set forth below (or at or to such other address, facsimile, number or e-mail address as shall be designated by any Party in a written notice to the other Parties):

If to the Seller:

Klondex Mines Ltd.
Suite 600-595 Howe Street
Vancouver BC V6C 2T5

Attention:        Paul Huet
Fax Number:     604.662.3904
Email:                phuet@klondexmines.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP
3400 One First Canadian Place
PO Box 130
Toronto ON M5X 1A4

Attention:        Abbas Ali Khan
Facsimile:         416.863.1716
Email:                alikhana@bennettjones.com

If to the Buyer:

Franco-Nevada GLW Holdings Corp.
c/o Franco-Nevada Corporation
199 Bay Street, Suite 2000
P.O. Box 285
Commerce Court Postal Station
Toronto, Ontario
Canada M5L 1G9

Attention:        Chief Legal Officer
Fax Number:    (416) 306-6330
Email:                hong@franco-nevada.com

Any notice and communications shall be effective:

(a)

if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and, provided that if such date is a day other than a Business Day, where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day, where the recipient Party is located, following the date of such delivery; and

(b)

if sent by facsimile or e-mail transmission and successfully transmitted before 5:00 p.m. on a Business Day, where the recipient Party is located, then on that Business Day, and if transmitted after 5:00 p.m. on that day or on a day that is not a Business Day, then on the first Business Day, where the recipient Party is located, following the date of transmission.

24.	General Provisions

(a)

Further Assurances. Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated herein, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

(b)

Obligations of Seller Entities. The Seller agrees to take all action necessary to cause each and every other Seller Entity to observe, comply with and perform its covenants and obligations in this Agreement. To the extent that any covenants or obligations in this Agreement are stated to be covenants or obligations of the Seller Entities or any of them, and a Seller Entity is not a party to this Agreement (including any Person that becomes a Seller Entity after the date of this Agreement), the Seller shall take all action necessary to cause such non-party Seller Entity to observe, comply with and perform such covenants or obligations, including causing such non-party Seller Entity to agree in writing in favour of the Buyer to be bound by this Agreement.

(c)

Confidentiality. The Buyer shall not, without the express written consent of the Seller, which consent shall not be unreasonably withheld, disclose any data or information concerning the operations of the Seller Entities obtained in connection with the Transaction Documents which is not already in the public domain (the “Confidential Information”); provided, however, the Buyer may disclose Confidential Information without the consent of the Seller: (i) if required by Applicable Law or requested by a Government Body having jurisdiction over the Buyer or its Affiliates; (ii) to the Buyer’s Affiliates and to any representatives, consultants or advisers of the Buyer or its Affiliates for the purpose of providing services to the Buyer or its Affiliates; and (iii) to any Person to whom the Buyer, in good faith, anticipates Transferring an interest in this Agreement as contemplated by Section 21(a) or 21(b) and such Person’s Affiliates and the representatives, consultants and advisers of such Person or its Affiliates. In the case of disclosure pursuant to clause (ii) or (iii), the Buyer shall be responsible to ensure that the recipient of the Confidential Information does not disclose the Confidential Information to the same extent as if it were bound by the same non-disclosure obligations of the Buyer hereunder. Notwithstanding the foregoing, the Buyer shall not be restricted from disclosing the terms of this Agreement and deliveries of Refined Gold hereunder. For greater certainty, the Buyer shall be entitled to disclose publicly data or information concerning the operations of the Seller Entities, without the consent of the Seller, once such information has been publicly disclosed by any of the Seller Entities.

(d)

No Partnership. Nothing herein shall be construed to create, expressly or by implication, a joint venture, agency relationship, fiduciary relationship, mining partnership, commercial partnership or other partnership relationship between the Parties.

(e)

Severability. If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of this Agreement which shall be construed as if this Agreement had been executed without the invalid portion.

(f)

Rate of Interest. The Parties do not intend that the purchase of the Purchased Gold Ounces be in the nature of a loan, but, if it were so characterized by an arbitrator, court or tribunal of competent jurisdiction, the Parties agree that the return to the Buyer, whether for interest, fees or otherwise, not exceed the maximum amount permitted by Applicable Law. Accordingly, if such arbitrator, court or tribunal should rule that: (i) the purchase of the Purchase Gold Ounces is of the nature of or is deemed to be a loan; and (ii) a portion of the total return to the Buyer is of the nature of or is deemed to be interest, and the portion of the total return, for deemed interest, fees or otherwise would, but for this provision, exceed the amount of return permitted under Applicable Law, then the delivery schedule for the aggregate quantity of Refined Gold remaining deliverable shall automatically be extended such that the amount of return does not exceed the maximum amount permitted under Applicable Law, and this Agreement shall not be terminated solely as a result of such violation.

(g)

Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, negotiations, discussions and understandings, written or oral, among the Parties. The Seller and the Buyer agree that the confirmation letter dated December 5, 2013 between the Seller and the Buyer is hereby terminated with effect from the date of this Agreement.

(h)	Amendments. This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

(i)

Waiver. The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a Party to enforce each and every provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(j)

Specific Performance. Each of the Parties acknowledges that any breach of this Agreement may cause the other Parties irreparable harm for which damages are not an adequate remedy. The Parties agree that, in the event of any such breach, in addition to other remedies at law or in equity that a Party may have, a Party shall be entitled to seek specific performance.

(k)

No Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and, except for the indemnified Persons referred to in Section 18, is not for the benefit of, nor may any provision in this Agreement be enforced by, any other Person. With respect to any indemnified Person who is not a party to this Agreement, the Buyer shall obtain and hold the rights and benefits of Section 18 in trust for and on behalf of such indemnified Person.

(l)

Costs and Expenses. Each of the Parties shall be responsible for paying all costs and expenses incurred by them, respectively, in connection with the negotiation and preparation of this Agreement and the related Transaction Documents.

(m)

Counterparts. This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

KLONDEX MINES LTD.

By:	(signed) Paul Huet
Paul Huet
President and Chief Executive Officer

FRANCO-NEVADA GLW HOLDINGS CORP.

By:	(signed) David Harquail
David Harquail
President and Chief Executive Officer

SCHEDULE A

DESCRIPTION OF MIDAS PROPERTY

[Omitted]

SCHEDULE B

DESCRIPTION OF FIRE CREEK PROPERTY

[Omitted]

SCHEDULE C

DESCRIPTION OF OTHER PROPERTIES

[Omitted]

SCHEDULE D

MONTHLY DELIVERY REQUIREMENTS

This Schedule sets out, for each calendar month, the applicable ounces of Refined Gold to be delivered to the Buyer on each Delivery Date pursuant to Monthly Delivery Requirements.

2014		2015		2016
Month	Ounces	Month	Ounces	Month	Ounces
January	nil	January	625.0	January	666.7
February	nil	February	625.0	February	666.7
March	nil	March	625.0	March	666.7
April	nil	April	625.0	April	666.7
May	nil	May	625.0	May	666.7
June	964.5	June	625.0	June	666.7
July	964.5	July	625.0	July	666.7
August	964.5	August	625.0	August	666.7
September	964.5	September	625.0	September	666.7
October	964.5	October	625.0	October	666.7
November	964.5	November	625.0	November	666.7
December	963.0	December	625.0	December	666.3
Total:	6,750.0	Total:	7,500.0	Total:	8,000.0

2017		2018
Month	Ounces	Month	Ounces
January	666.7	January	666.7
February	666.7	February	666.7
March	666.7	March	666.7
April	666.7	April	666.7
May	666.7	May	666.7
June	666.7	June	666.7
July	666.7	July	666.7
August	666.7	August	666.7
September	666.7	September	666.7
October	666.7	October	666.7
November	666.7	November	666.7
December	666.3	December	666.3
Total:	8,000.0	Total:	8,000.0

SCHEDULE E

CONDITIONS FOR PAYMENT OF PURCHASE PRICE

[redacted for proprietary reasons]

SCHEDULE F

REPRESENTATIONS AND WARRANTIES OF THE BUYER

1.

Organization and Powers. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party.

2.

Authorization; No Conflict. The execution and delivery by the Buyer of, the performance of its obligations under, and the consummation of the transactions contemplated by the Transaction Documents to which it is a party have been duly authorized by all necessary action of the Buyer, and do not and will not:

	(a)	violate the terms of its constating documents; or

(b)

conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving notice or lapse of time or both), any written or oral contract, agreement, license, concession, indenture, mortgage, debenture, note or other instrument to which it is a party, subject or otherwise bound (including with respect to its assets) except in each case as would not have a material adverse effect on its ability to perform its obligations under the Transaction Documents; or

	(c)	violate in any material respect any Applicable Law to which it is subject or otherwise bound (including with respect to its assets).

3.

Execution; Binding Obligation. Each Transaction Document to which the Buyer is a party has been duly and validly executed and delivered by the Buyer. Each of the Transaction Documents to which the Buyer is a party constitutes, or when delivered under this Agreement will constitute, a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except to the extent enforcement may be affected by Applicable Laws and regulations relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.

Consents. The Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery of any Transaction Document or the consummation of the transactions contemplated herein and therein, except, in each case, as would not have a material adverse effect on its ability to perform its obligations under the Transaction Documents.

SCHEDULE G

REPRESENTATIONS AND WARRANTIES OF THE SELLER

No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. The representations and warranties of the Seller set out in this Schedule below are made subject to and modified by the exceptions and qualifications (if any) noted in the correspondingly numbered section of the Disclosure Schedule. No disclosure in any particular section of the Disclosure Schedule (including the listing of a document or item in any Disclosure Schedule or the inclusion of a copy thereof in such Disclosure Schedule) shall be adequate to disclose an exception or qualification to a representation or warranty in any other sections of this Agreement or in any other section of the Disclosure Schedule unless the applicability of such disclosure to the other representations and warranties is clear and obvious on its face. Each section of the Disclosure Schedule shall be numbered to correspond to the paragraph of this Schedule G to which such section relates.

1.	Organization and Powers. Each Klondex Entity is:

(a)

duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party;

(b)

qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the nature and location of its assets requires such qualification or licensing except where such failure to qualify or be licensed or in good standing would not have a Material Adverse Effect; and

	(c)	has all requisite power and authority to own and lease its assets and carry on its business.

2.

Authorization; No Conflict. The execution and delivery by each Klondex Entity of, the performance of its obligations under, and the consummation of the transactions contemplated by the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or other action of such Klondex Entity and do not and will not:

	(a)	violate the terms of the constating documents of such Klondex Entity;

(b)

conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving notice or lapse of time or both), any written or oral contract, agreement, license, concession, indenture, mortgage, debenture, note or other instrument to which such Klondex Entity is a party, subject or otherwise bound (including with respect to its assets) in each case except as would not have a Material Adverse Effect;

	(c)	violate in any material respect any Applicable Law to which such Klondex Entity is subject or otherwise bound (including with respect to its assets); or

	(d)	except as contemplated by this Agreement, result in, or require, the creation or imposition of any Encumbrance upon or with respect to any of the assets or properties of such Klondex Entity.

3.	Solvency. Each Klondex Entity is Solvent and no Klondex Entity will be rendered Insolvent by the execution and delivery of any of the Transaction Documents to which such Klondex Entity is a party.

4.

Execution; Binding Obligation. Each Transaction Document to which a Klondex Entity is a party has been duly and validly executed and delivered by such Klondex Entity. Each of the Transaction Documents to which each Klondex Entity is a party constitutes, or when delivered under or in connection with this Agreement will constitute, legal, valid and binding obligation of such Klondex Entity, enforceable against such Klondex Entity in accordance with its terms, except to the extent enforcement may be affected by Applicable Laws and regulations relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.

Consents. Except as set out in section 3 of Schedule E of this Agreement, no Klondex Entity is required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution, delivery or performance of its obligations under any Transaction Document or the consummation of the transactions contemplated herein and therein, except for recordings or filings in connection with the perfection of the Encumbrances on the Collateral in favor of the Buyer.

6.

No Defaults. No event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) has contravened, conflicted with or resulted in, or may contravene, conflict with or result in, a violation or breach of, or give any Klondex Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract, lease, license, concession, Authorization, agreement, indenture, mortgage, debenture, note, instrument, or Order to which it is a party or by which it or its properties and assets may be bound, and, to the knowledge of the Seller, each other Person that is party thereto is in compliance in all material respects with the terms and requirements thereof, in each case, except as would not have a Material Adverse Effect.

7.

Litigation. Except as set out in Schedule G.7 of the Disclosure Schedule, there are no material actions, suits, investigations, claims or proceedings pending or, to the best of the Seller’s knowledge, threatened in writing against or directly affecting any Klondex Entity by or before any Governmental Body.

8.

Financial Statements; Projections. All annual and interim consolidated financial statements of the Seller filed on SEDAR since January 1, 2012 are complete and correct and fairly present, in all material respects, the financial condition and results of operations of the Klondex Entities as at the times and for the periods covered by such statements, in each case in accordance with GAAP, subject, in the case of any unaudited financial statements, to normal year-end adjustments and any absence of notes. All other consolidated or other financial statements of each Klondex Entity delivered to the Buyer are complete and correct and fairly present, in all material respects, the financial condition and results of operations of such Klondex Entity as at the times and for the periods covered by such statements, in each case in accordance with GAAP, subject, in the case of any unaudited financial statements, to normal year-end adjustments and any absence of notes. Since January 1, 2012, there has been no Material Adverse Effect. All financial projections and forecasts delivered to the Buyer represent the Seller’s reasonable estimates and assumptions as to future performance, which the Seller believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions.

9.

Liabilities. No Klondex Entity has any material liabilities or obligations of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, fixed, absolute, accrued, contingent or otherwise, that are not reflected in the consolidated financial statements referred to in the first sentence of Section 8 above or in the notes thereto, other than liabilities arising in the ordinary course of business since September 30, 2013.

10.

Taxes. Except as disclosed in Schedule G. 10 of the Disclosure Schedule (i) each Klondex Entity has filed or caused to be filed on a timely basis all federal (United States or Canada), state, provincial and material local tax returns that were required to be filed by or with respect to it pursuant to Applicable Law, (ii) all tax returns filed by such Klondex Entity are complete and correct and comply with Applicable Law in all material respects, (iii) each Klondex Entity has paid, or made provisions for the payment of, all material Taxes that have been or could have become due for all periods covered by any tax return or otherwise, (iv) each Klondex Entity has withheld or collected and paid to the proper Governmental Body or other Person all material Taxes required to be withheld, collected or paid by it, (v) no claim has been made by any Governmental Body in a jurisdiction where any Klondex Entity does not file tax returns that such Klondex Entity is or could be subject to taxation by that jurisdiction, (vi) to the knowledge of the Seller, no tax return of any Klondex Entity is under audit by any Governmental Body, and (vii) no proceedings are pending or, to the knowledge of any Klondex Entity, threatened by or before any Governmental Body with respect to material Taxes of any Klondex Entity.

11.

Insurance. The properties, assets and operations of each Klondex Entity are insured with reputable insurance companies (not Affiliates of any Klondex Entity), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where such Klondex Entity operates.

12.

Title to Collateral; Liens. Subject to Permitted Encumbrances and as set out in Schedule G.12 of the Disclosure Schedule, the Klondex Entities (i) have valid and subsisting leasehold title to all leases of real property included within the Fire Creek Property, and, following completion of the Acquisition, the Midas Property, or Collateral (including the Other Properties), (ii) have valid possessory and record title to all unpatented mining claims and millsite claims included within such Properties or Collateral (including the Other Properties), except for such claims that are leased to a Klondex Entity and are covered under part (i) of this paragraph, (iii) have good and marketable title to such other real property interests included within such Properties or Collateral (including the Other Properties) and not otherwise included under parts (i) and (ii) of this paragraph, and (iv) have good and valid title to or hold a valid leasehold interest in such properties and assets, which are not real property interests, and are included within the Collateral. There are no Encumbrances upon or with respect to any of the properties and assets included in such Properties or Collateral, except for Permitted Encumbrances. Without limiting the foregoing:

(a)

no Person other than the Klondex Entities has any rights to participate in or operate the Fire Creek Property and the Fire Creek Project, and, following completion of the Acquisition, the Midas Property and the Midas Mine;

(b)

the Fire Creek Property and the Midas Property comprise all of the real property, mineral and surface interests held by the Klondex Entities in respect of the Fire Creek Project and, following completion of the Acquisition, the Midas Mine, respectively;

(c)

the Fire Creek Property and, following completion of the Acquisition, the Midas Property constitute all real property, mineral, surface interests and ancillary rights necessary for, as applicable, the construction, development and mining operations of the Fire Creek Project and the Midas Mine, respectively, as currently operated and substantially in accordance with the current or then applicable development or mine plan;

(d)

except as set out in Schedule G.12 of the Disclosure Schedule, none of the Fire Creek Property or, following completion of the Acquisition, the Midas Property or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty;

(e)

none of the Permitted Encumbrances would have a Material Adverse Effect or otherwise materially adversely affect the ability of any Klondex Entity to enjoy the anticipated benefits of the Fire Creek Property or, following completion of the Acquisition, the Midas Property; and

(f)

the Other Properties comprise all of the real property, mineral and surface interests held by the Klondex Entities other than the Fire Creek Property and as disclosed in Schedule G.12 of the Disclosure Schedule and, following completion of the Acquisition, the Midas Property.

13.

Maintenance of Property. All mining claim maintenance fees, recording fees, Taxes and all other amounts have been paid when due and payable and all other actions and all other obligations as are required to maintain the Fire Creek Property, any other properties of the Klondex Entities and, following completion of the Acquisition, the Midas Property have been taken and complied with in all material respects.

14.

Authorizations. The Klondex Entities have obtained or been issued all Authorizations (including environmental Authorizations and Utility Commitments) and Other Rights necessary for (i) the construction, development and mining operations of the Fire Creek Project, any other mineral project of the Klondex Entities and, following completion of the Acquisition, the Midas Mine, and (ii) the commencement and ongoing operation of commercial production transactions, other than, in each case, such Authorizations (including environmental Authorizations and Utility Commitments) and Other Rights (A) that are not necessary on the date this representation and warranty is made or deemed made for the conduct of development activities as such activities are currently being conducted, but that are expected to be obtained, in the ordinary course of business, by the time they are necessary for the conduct of development activities and the eventual commencement and ongoing commercial production, as applicable, or (B) the failure of which to be obtained would not be material to the development of the Fire Creek Project, any other mineral project of the Klondex Entities or, following completion of the Acquisition, the Midas Mine or the commencement and ongoing operation of commercial production (including commercial production transactions). There are no facts or circumstances that might reasonably be expected to adversely affect the issuance or obtaining of any such material Authorizations (including environmental Authorizations and Utility Commitments) or Other Rights.

15.

Compliance with Applicable Laws. Each Klondex Entity, the Fire Creek Project, any other mineral project of the Klondex Entities and, following completion of the Acquisition, the Midas Mine, is and has been in compliance in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, except as set out in Schedule G.15 of the Disclosure Schedule, each Klondex Entity, the Fire Creek Project, any other mineral project of the Klondex Entities and, following completion of the Acquisition, the Midas Mine, is and has been in compliance in all material respects with all applicable Environmental Laws, and there are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting any Klondex Entity with respect to the ownership, use, maintenance and operation of the Fire Creek Project, any other mineral project of the Klondex Entities or, following completion of the Acquisition, the Midas Mine, or the property or assets of any Klondex Entity, relating to any applicable Environmental Laws, where any adverse determination with respect thereto or liability imposed therein could have a Material Adverse Effect.

16.

Subsidiaries; Other Ventures. Klondex BC Holdco is a direct, wholly-owned Subsidiary of Klondex, Klondex Holdings is a direct, wholly-owned Subsidiary of Klondex BC Holdco and the Fire Creek Owner is a direct, wholly-owned Subsidiary of Klondex Holdings, and, following completion of the Acquisition, Midas Holdings will be a direct, wholly-owned Subsidiary of Klondex Holdings and the Midas Owner will be a direct, wholly-owned Subsidiary of Midas Holdings. None of the Seller Entities has any other Subsidiaries or any other equity interest in any Person. No Seller Entity is engaged in any joint purchasing arrangement, joint venture, partnership or other joint enterprise with any other Person.

17.	Certain Indebtedness. Schedule G.17 of the Disclosure Schedule identifies as of the date hereof all Indebtedness of each Klondex Entity.

18.

Chief Executive Office and Other Locations. Each Klondex Entity’s chief executive office and principal place of business is set forth in Schedule G.18 of the Disclosure Schedule. Each Klondex Entity’s material Records are located at its chief executive office, and the only other offices and/or locations where it keeps the Collateral (except for inventory which is in transit) or conducts any of its business are set forth in Schedule G.18 of the Disclosure Schedule.

19.

No Subordination. There is no agreement, indenture, contract or instrument to which any Klondex Entity is a party or by which it or any of its properties or assets may be bound that requires the subordination in right of payment of any of the obligations of the Klondex Entity under the Transaction Documents to any other obligation of it.

20.	Labour Matters. There is no strike, lock-out or other work stoppage or labour dispute occurring or, to the knowledge of the Seller, threatened that would have a Material Adverse Effect.

21.

Employee Benefit Plans. Except as set forth in Schedule G.21 of the Disclosure Schedule, no Klondex Entity nor any of their respective Affiliates sponsors, maintains or contributes to, or at any time during the last six years has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) any Employee Benefit Plan (as defined below) that is (or was) subject to the laws of the United States of America. Each Employee Benefit Plan mandated by a Governmental Body (other than the United States of America or a constituent state thereof) or subject to the laws of a jurisdiction outside of the United States of America (“Foreign Company Plan”) that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Bodies. No Foreign Company Plan has any unfunded liabilities, determined in accordance with GAAP, that have not been fully accrued on the Seller’s financial statements or that will not be fully offset by insurance. All Foreign Company Plans are registered where required by, and are in good standing under, all Applicable Laws. For purposes of this Section 21, “Employee Benefit Plan” means any employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by a Klondex Entity or any of their respective Affiliates or with respect to which the Seller, any Klondex Entity or any of their respective Affiliates has any liability or obligation.

22.

Intellectual Property. Each Klondex Entity owns, licenses or otherwise has the right to use all material licenses, Authorizations, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Klondex Entity infringes upon or conflicts with any rights owned by any other Person. No claim or litigation regarding any of the foregoing is pending or, to its knowledge, threatened.

23.

Mineral Reserves and Resources. The most recent estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves, if any, and technical reports disclosed in the Seller Securities Documents (as defined below) for the Fire Creek Project, any other mineral project of the Klondex Entities and, following completion of the Acquisition, the Midas Mine, have been prepared and disclosed in accordance with accepted mining industry practices and in accordance with the requirements prescribed by National Instrument 43-101 and the companion policy thereto (as in effect on the date of publication of the relevant report or information); the Seller has no knowledge that the mineral resources or mineral reserves (or any other material aspect of any technical reports) as disclosed in the Seller Securities Documents are inaccurate in any material respect; there are no outstanding unresolved comments of any securities commission or other securities regulatory authority in each province and territory of Canada in which the Seller is a reporting issuer (the “Securities Regulatory Authorities”) in respect of the technical disclosure made in the Seller Securities Documents; and, to the knowledge of the Seller, there has been no material reduction in the aggregate amount of estimated mineral resources and reserves, if any, of the Klondex Entities, from the amounts last disclosed publicly by the Seller in the Seller Securities Documents.

24.

Regulatory Compliance. The Seller has filed, on a timely basis, all required reports, schedules, financial statements, forms, registrations, certifications and other documents together with any amendments required to be made with respect thereto with the Securities Regulatory Authorities and the TSX since January 1, 2012 (together with the exhibits and other information incorporated therein, the “Seller Securities Documents”) with the TSX and the Securities Regulatory Authorities and paid all fees and assessments due and payable in connection therewith; as of their respective dates of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Seller Securities Documents complied in all material respects with the requirements of Applicable Laws and none of the Seller Securities Documents contained any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading; the Seller has not filed any confidential material change reports which continue to be confidential.

25.

Brokers and Finders. No Klondex Entity has employed any broker or finder or incurred any liability for any brokerage fee, commission, finders’ fee or any other similar payment in connection with the transactions contemplated by this Agreement that could give rise to any claim against the Buyer for brokerage fees, commissions, finders’ fees or any other similar payments.

26.	Disclosure. All information relating to the business, assets, liabilities, properties or financial condition of the Seller Entities provided to the Buyer or any of its representatives or advisors, or

26.

Disclosure. All information relating to the business, assets, liabilities, properties or financial condition of the Seller Entities provided to the Buyer or any of its representatives or advisors, or made available to the Buyer or any its representatives or advisors, is true, accurate and complete in all material respects.